Exhibit 10.1
September 4, 2009
Antonio Tadeu Nardocci
R Americo Alves Pereira Filho 487
Unit 21
VI Morumbi
Sao Paulo — SP, 05688, Brazil
Dear Tadeu:
I am pleased to offer you the position of President — Novelis Europe, based in Zurich, Switzerland, and reporting to me, President & COO, Novelis Inc. This offer is contingent upon the successful completion of any immigration and work permit requirements of Zurich, Switzerland.
1.	STARTING DATE AND DURATION

The effective date of your assignment to expected to be June 8, 2009, subject to the aforementioned requirements.

The term of this assignment is expected to be two to four years.

The firm Mobility Services International (MSI) will assign to you an International Assignment Manager (IAM) to assist you with these immigration requirements and with other relocation matters.

2.	STATUS OF EMPLOYMENT

Your status will be that of an expatriate in Zurich, Switzerland from Sao Paulo, Brazil.

3.	COMPENSATION

Your base compensation and benefits package is designed to provide you with a level of income and benefits which are similar to those that you would have received in Sao Paulo in a similar position. Compensation and benefit plans are subject to change from time to time at the Company’s discretion.

a.	Expatriate Compensation Statement (ECS)

Attached is your Expatriate Compensation Statement, which reflects the compensation elements of this assignment. It is sent to you in order that you may understand the composition of your compensation package. The Expatriate Compensation Statement will be updated from time to time as conditions change. These adjustments will be made based on data supplied from our consultant (ORC).

b.	Method of Payment

You will be paid on the Swiss payroll in Zurich. The entire amount of net income (gross compensation less source deductions) will be disbursed and deposited to you in Swiss Francs.

c.	Position Grade

Your position will be administered at a salary band Executive A.

d.	Base Salary

Your starting base salary will be 411,675 CHF. Your salary will be subject to review periodically in accordance with Novelis’ salary administration practice in Zurich. We will also review your salary each January 1 and July 1 to determine if the Swiss Franc has weakened by 10% or more relative to the Brazilian Reais. In the event the Swiss Franc does weaken by 10% or more, Novelis will adjust your base salary by the valuation change in the exchange rate. Going forward from the time of the first adjustment, we will adjust [up or down] each review period (January 1 and July 1) comparing the average of the just completed period to the average of the previous period. We will not, however, adjust your base salary below the stated level above and as increased by any annual salary increases going forward

e.	Expatriate Premium

You will receive an expatriate premium of 10% of your base salary, net after tax. This annual amount, 41,168 CHF, will be included with your monthly payroll.

f.	Goods & Services Adjustment

You will receive a net annual allowance of 157,359 CHF to compensate for the differences in relative costs of goods and services between Sao Paulo, Brazil and Zurich, Switzerland. We will review and adjust [up or down] the goods and services allowance twice per year [January 1 and July 1] based on data supplied by our relocation consultant (ORC). This will be included with your monthly payroll.

g.	Incentive Plan
i.	Annual Incentive Plan (AIP)

You will participate in the Annual Incentive Plan (AIP) of Novelis Europe. The Target Bonus opportunity for your band assignment is 60%.

ii.	Long Term Incentive Plan (LTIP)

You are eligible to participate in the Long Term Incentive Plan (LTIP) of Novelis Corporation. Your LTIP opportunity for the FY2010 LTIP Plan will be $525,000 in the form of SARS.
h.	Income Tax Liability/Tax Equalization

As a Brazilian citizen working in Switzerland, you may be subject to income taxes in both Brazil and Switzerland. You will be tax equalized to the Brazil level of taxation. This means that you will not pay more taxes than you would pay if your employment related income (base salary, annual incentive compensation, long-term incentive compensation and any taxable allowances such as company car, temporary accommodation and annual leave) was taxable only in Brazil. If you pay higher taxes in Switzerland, then Novelis will pay the difference. The amount will be determined in due time. Additionally, if you hold investments in Brazil that are also taxable in the Switzerland, your tax liability will be equalized to the Brazilian level of taxation.
4.	BENEFITS
a.	Retirement Base

Brazil will continue to be your retirement base. During this assignment, your work contract with Novelis Brazil will be suspended.

b.	Pension Plan

You will remain in the Brazilian pension plan and continue to receive credit and service. As you will not be on the Brazilian payroll, your own contributions to the pension plan will be discontinued.

c.	Social Security

In order to maintain the continuity of this benefit for your retirement, contributions to INSS, Novelis Previdencia, FGTS will continue to be made by Novelis in Brazil. Any employer charges will be paid by Novelis Europe.

You will also be responsible for social security contributions in Switzerland. These contributions will be made on your behalf by Novelis Europe. You will not be subject to double social security contributions.

d.	Medical / Dental Plans

You and your family will be covered for medical and dental insurance under Novelis’ Plan for Expatriates. Details regarding claims for reimbursement may be obtained from your host country contact. In addition, you will have available to you the services of S.O.S. International, an independent contract firm that provides emergency medical advice, referral and if necessary, medical evacuation. A detailed packet covering these services will be provided to you.

e.	Life Insurance

You will participate in the Novelis Life Insurance Plan of Brazil during this assignment.

f.	Business Travel Accident Insurance

You will be covered by the Novelis Business Travel Accident Insurance Plan of Zurich while on this assignment.

g.	Long Term Disability

You will be covered under the Novelis Long-Term Disability Plan of Brazil during this assignment.
5.	RELOCATION

Your International Assignment Manager (IAM) will initiate various services for you once this offer letter is signed. Your IAM will provide you with a Novelis Expense Voucher to submit your expenses with appropriate receipts. MSI will audit the expense and process payment to you.
a.	Travel

Business Class travel via the most direct route from Sao Paulo, Brazil to Zurich, Switzerland, as well as reasonable expenses arising from travel, will be for Novelis’ account.

b.	Temporary Accommodation
i.	On arrival

Upon your arrival in Zurich, Switzerland, and for a period of up to three months, you may reside in appropriate temporary accommodations. The basic rental cost of this temporary accommodation for the first three months, as well as the cost of meals and incidental costs for the first seven days, will be for Novelis’ account.

ii.	Discretionary

Circumstances may require longer temporary accommodations and must be discussed with your host country contact in advance.
c.	Shipping & Storing of Goods

Novelis will be responsible for the cost of shipping and/or storing your household goods and personal affects, as well as for the cost of a small air shipment of personal affects and soft furnishings from Sao Paulo, Brazil to Zurich, Switzerland.

d.	Settling-In Formalities

As part of your relocation to Zurich, Switzerland, you will be provided with assistance in locating housing and completing administrative formalities, such as obtaining a driver’s license and setting up a bank account. Your local HR Department in Zurich will provide assistance to you with these matters.

e.	Relocation Allowance

You will be entitled to a relocation allowance of one month’s base salary, net of tax. Any taxes assessed on this payment will be for Novelis’ account. This allowance is intended to assist with miscellaneous costs incurred in settling in. This payment will be made by Novelis Europe in Zurich.

f.	Winter Clothing Allowance

Both you and your spouse will be paid an allowance of 825 CHF, net of tax, to assist in the purchase of outdoor winter clothing. This payment will be made by Novelis Europe in Zurich.
6.	HOUSING
a.	Sao Paulo

You will be responsible for maintaining your home in Sao Paulo, Brazil while on this assignment.

b.	Zurich

As long as you are on assignment in Zurich, Switzerland, you will be provided with rental accommodations up to 7,750 CHF per month, for which the expense will be paid by the company. You will not be responsible for any taxes on this amount. Additional property expense will be for your account.
7.	AUTOMOBILE
a.	Sao Paulo

It is not advisable to import your car from Sao Paulo to Zurich. Therefore, to assist you in selling your car(s) in Sao Paulo, Novelis will establish a guaranteed price for your personal vehicle(s) based on the market resale value, provided your car(s) are less than eight years old. Upon submission of appropriate documents, you will be reimbursed for the shortfall, if any, between the Guaranteed Sale Price and the actual sale price, up to a maximum of 15% of the Guaranteed Sale price.

b.	Zurich

Novelis will lease a company car for your business and personal use, in line with current Swiss practice for senior executives. Depending on your chosen car level, there will be a self contribution of 800CHF per month. Person use of a company car is considered a taxable benefit to you. The non cash benefit will be 0.8% of the net purchase price of the car. The amount of your Goods & Services adjustment includes consideration for the fact that you will make a self contribution for your company car.
8.	LANGUAGE & CROSS CULTURAL TRAINING

Arrangements can be made for you and your family to attend a program of cross-cultural training. This program will be customized to your needs and will include information specific to practices in Zurich, Switzerland, as well as in-depth briefings on culture, people, etiquette, day-to-day living and health information.

Arrangements can also be made for you and your family to undertake language lessons.

Both cross-cultural training and language lessons will be arranged by your local HR contact in Zurich. All expenses associated with this training and/or language lessons will be for Novelis’ account.

9.	LEAVES
a.	Vacation
i.	Sao Paulo

Any vacation or leave entitlements you have accumulated in Brazil should be cleared before taking this assignment.

ii.	Zurich

Your vacation entitlement during this assignment will be governed by the Swiss Novelis AG policy. You will be entitled to 30 vacation days per year.
b.	Home Leave

Sao Paulo, Brazil has been designated as your home leave base. You and your family [your spouse and sons] will be entitled to a total of six round-trip business class airfare for travel between Zurich, Switzerland and Sao Paulo, Brazil by the most cost-effective route. Such trips are to be scheduled once every twelve month period throughout the duration of this assignment, excluding the year in which the assignment ends. The cost of the airfare will be for Novelis’ account. All other incidental expenses incurred during such trips will be for your own account.

c.	Compassionate Leave

In addition to the trips outlined above, should a member of your immediate family not residing with you in Zurich, Switzerland suffer life-threatening illness, injury or death, assistance will be provided to allow you to be with the relative or attend to necessary arrangements.

10.	TAX PREPARATION & PLANNING

It is strongly recommended that you obtain professional tax advice, both in Sao Paulo, Brazil and in the Zurich, Switzerland, prior to making any major financial decisions arising from this assignment. You will be provided with the services of professional tax consultants for the preparation of Sao Paulo, Brazil and Zurich, Switzerland income tax returns for the fiscal years affected by this assignment. This will be provided by MSI and coordinated by your International Assignment Manager.

11.	CHANGE IN STATUS OF EMPLOYMENT

In the event that the anticipated duration of this assignment or your position changes significantly from what is set out in this letter, then the affected terms and conditions will be reviewed with you. If, at the end of this assignment, you should accept a permanent position in Zurich, Switzerland, then the benefits provided to you as an expatriate employee will be discontinued.

12.	REPATRIATION

Upon successful completion of this assignment, you will be repatriated to Brazil. You may receive an offer of continuing employment within the Novelis Group of Companies for your consideration at that time. If, at the end of this assignment, there should be no mutually satisfactory position or location available at that time within Novelis, you will be repatriated to Sao Paulo, Brazil under normal expatriate terms. The terms and conditions of your individual Severance Agreement and the terms of the Novelis South America’s redundancy policy would apply.

13.	CONTACTS

Your International Assignment Manager (IAM) from MSI will be your main contact and primary source of information during your relocation. Your IAM will provide you with a Novelis Expense Voucher to submit your expenses to them. MSI will audit the expense and process payment to you.

Your contact in the Zurich, Switzerland will be Reiner Pfeiffer, who can be reached at +41 44 386 2144 or Reiner.Pfeiffer@Novelis.com.

Your contact in the Sao Paulo, Brazil will be Marisa Oliveira, who can be reached at 55 12 3641-9346 or Marisa.Oliveira@Novelis.com.
Regards,
/s/  Phil Martens                               9/4/09

Phil Martens Date
President & Chief Operating Officer

Accepted:
/s/  Tadeu Nardocci                                     9/04/09

Tadeu Nardocci Date
President — Novelis Europe

cc:	John Gardner Reiner Pfeiffer	Otto Silva Marisa Oliveira